Exhibit 99.1

Press Release

Telenet announces First Quarter 2007 results

•  EBITDA up by 20%

•  Operating free cash flow almost doubled

•  Record quarterly RGU additions

Belgium, May 9, 2007 — Telenet Group Holding NV (“Telenet” or the “Company”) announces its consolidated results under International Financial Reporting Standards as adopted by the EU (“EU GAAP”) for the first quarter of 2007:

Highlights

•                  Bundles and triple play continue to drive momentum, record quarterly RGU additions;

•                  Strong annual growth of triple play customers (up 38%) and ARPU per unique customer (up 11%);

•                  Quarterly iDTV RGU growth of 50,000 subscribers;

•                  Revenue of €226.8 million, up by 16% year-on-year (11% excluding UPC Belgium);

•                  EBITDA of €106.3 million for the first quarter, up by 20% year-on-year (15% excluding UPC Belgium);

•                  Quarter EBITDA margin exceeds 45%, reaching 47%;

•                  Net profit of €10.8 million, more than doubled prior year same period;

•                  Operating free cash flow almost doubled to €45.7 million.

For the three months ended	March 31, 2007	March 31, 2006	Change %

Financial highlights (€ millions) - continuing operations

Revenues	226.8	196.2	16%
Net income	10.8	5.1	112%
Basic earnings per share (EUR)	0.11	0.05
Diluted earnings per share (EUR)	0.10	0.05
EBITDA (1)	106.3	88.7	20%
EBITDA margin (%)	47%	45%

Operational highlights (000 RGUs)

Basic cable television	1,735	1,597	9%
Premium television	318	189	69%
Broadband internet	804	650	24%
Fixed telephony	482	381	26%
Mobile telephony (active SIM cards)	28	—	n/a

Triple play customers (2)	256	185	38%
RGUs per unique customer (2) (3)	1.52	1.44	6%
ARPU per unique customer (€ / month) (2) (4)	28.7	25.9	11%

Telenet Group Holding NV	Earnings Release Q1 2007

(1)          EBITDA is defined as Operating Profit + Depreciation and Impairment + Amortization + Amortization of Broadcasting Rights.

(2)          On Telenet network only, excluding former UPC Brussels area (Brussels and Leuven) and Partner Network.

(3)          Revenue Generating Unit (RGU) is separately a Basic Cable Subscriber, Broadband Internet Subscriber or Fixed Telephony Subscriber. A home may contain one or more RGUs.

(4)          Average monthly revenue (ARPU) per unique customer is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue and installation fees) for the indicated period, divided by the average of the opening and closing unique customers for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are very pleased with the Company’s compelling first quarter performance both from an operational as well as a financial point of view. We achieved yet another good quarter for subscriber growth, combined with a strong EBITDA and a high EBITDA margin. We added more than a hundred thousand RGUs in the first quarter of 2007, of which almost half were for iDTV, a more than satisfactory rate of net additions for this service. We attribute this result to our successful triple play strategy, including the launch of bundled offers last year, which we have seen generate substantial year-on-year increases of both triple play customers and ARPU per unique customer. In addition to the strong performance of our residential products, our business services division reported a solid year-on-year revenue growth following a successfully implemented segmentation approach which has a specific focus on SME markets.

For the first quarter of 2007, we reported revenue of €226.8 million, up 16% from last year. Obviously, UPC Belgium contributed to this increase, but our organic revenue growth of 11% was also a positive result. We are delighted with our first quarter EBITDA of €106.3 million, which represents a year-on-year increase of 20%, or 15% excluding UPC Belgium’s contribution.  Our reported EBITDA yielded an EBITDA margin of 47% for the first quarter, compared to 45% a year ago. This improvement by two percentage points was the result of a more favorable product mix, cost efficiency and process improvement programs we have conducted during the second half of 2006. These resulted in solid progress in our operating result, up 36% for the quarter compared to the prior year.  Together with stable financing costs, we more than doubled our net income to €10.8 million for the first quarter of 2007. Our results for this quarter translated into cash generated from operations, before interest and redemption premiums, of €106.4 million, compared to €87.4 million for the first quarter of last year. We spent €48.6 million on capital expenditures, of which the significant portion is attributable to the considerable customer growth.

We are very pleased with progress with the integration of UPC Belgium and are confident that the anticipated synergies will be achieved without disruption to all employees concerned. In its first quarter within the Telenet group, UPC Belgium reported strong operational and financial results, including its highest quarterly internet sales to date.

In order to secure not only our near term but also our long term objectives, our primary focus is on achieving a healthy balance between growing the business, maintaining excellent operational margins and making well-determined investments in our future. We are continuously working hard on operational improvements and our segmented approach towards our customers is the next element of our strategy that we expect to start delivering benefits.  This approach is designed to offer the right product to the right customer in order to further exploit the greenfield of the remaining single and double play customers.

In conclusion, on our first quarter 2007 results and our assessments for the remainder of the year, we are pleased to confirm our outlook for 2007: 12-15% growth in revenue, an EBITDA margin of at least 45% and capital expenditures of €210 to €230 million.”

About Telenet: Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions.  Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information: Additional information on Telenet and its products can be obtained from www.telenet.be.  Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of our website. Our 2006 Annual Report and Reports for the Three Months ended March 31, 2007 as well as a presentation related to the financial results of the Three Months ended March 31 2007 have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Contacts:

Press:	Jan de Grave	Stefan Coenjaerts
	Director Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel
Investors:	Director Investor Relations
vincent.bruyneel@staff.telenet.be
Phone: + 32 15 335 696

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations.  We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information: The audited consolidated annual financial statements of Telenet Group Holding as of and for the years ended December 31, 2005 and 2006 have in each case been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) unless otherwise stated.

1              Operational highlights

In the first quarter of 2007, we continued to create momentum in triple play development by reporting our strongest year-on-year growth in terms of triple play customers on our network. Approximately 256,000 customers (+38% compared to the end of Q1 2006) or 16% of customers on the Telenet network now enjoy a triple play service compared to 12% as of March 31, 2006. This resulted in a further increased RGUs per unique subscriber, to 1.52x as of March 31, 2007 from 1.44x as of March 31, 2006. This strong evolution is attributable to the ongoing success of our bundled offers, further decreased churn levels and good cross sell rates, as well as from discounts offered on iDTV set top box sales in January 2007.

The foregoing numbers do not yet include our mobile telephony service, where we are very pleased with the steady progress achieved. During the first quarter, added almost 15,000 active SIM-cards to end up with 28,000 active SIM-cards as of March 31, 2007, a result achieved without any marketing campaigns for this service.

In line with the solid developments in triple play, ARPU per unique customer on the Telenet network also reported its largest year-on-year increase to date to €28.7 for Q1 2007, up from €25.9 for Q1 2006.

Overall, the operational performance of our first quarter, which is typically a strong period in terms of seasonality of sales, was very pleasing. We expect trends in the multiple play evolution to be maintained and further support our expectations of total revenue and profitability growth.

1.1          Broadband internet — Steady ARPU and continued low churn

The first quarter of 2007 provided a net 75,000 increase to our broadband internet subscriber base, taking our total to 804,000 as of March 31, 2007. This represents a 24% increase on our prior year’s first quarter. Out of the total subscribers, 44,000 were attributable to customers on the former UPC Belgium network and 27,000 to business customers. This implies our residential broadband customer base grew to 777,000 at the end of Q1 2007, up from 626,000 at the end of March 2006 and from 703,000 at the end of December 2006. Churn in this service further decreased to 7.3% for Q1 2007 from 8.8% for Q1 2006, which we believe is a positive reflection of customer satisfaction for this product. Our range of higher and lower tier products has enabled us to maintain a stable market share during these periods. Broadband internet ARPUs continued to remain stable compared to a year ago.

1.2          Telephony — Further pressure on ARPU but strong subscriber growth

We ended the first quarter of 2007 with 482,000 total telephony subscribers, an increase of 27,000 for the quarter or 26% since the end of March 2006. Out of these, we grew our residential telephony base to 474,000 subscribers at the end of Q1 2007 from 375,000 at the end of March 2006 and from 448,000 at the end of December 2006. In line with our expectations, we experienced continued downward pressure on our telephony ARPUs, primarily due to the uptake by new subscribers and the migration effect on our current customer base to flat rate tariff plans. On the other hand, the positive customer satisfaction and the general appeal towards transparent tariff plans and triple play offering, was reflected in the improved churn rates (8.0% for Q1 2007 compared to 10.6% for Q1 2006).

The key drivers of our telephony subscriber growth are the various FreePhone products (FreePhone and FreePhone 24), which offer different fixed rate calling plans. Residential telephony remains a highly competitive market in which we anticipate continued innovation in the packaging of telephony services.

1.3          Television — Record iDTV customer additions

By the end of the first quarter of 2007, we had a total of 318,000 subscribers taking one or more premium television services from us, including 276,000 iDTV subscribers, 36,000 Prime customers (on the former Canal+ platform) and 6,000 customers subscribing to premium content on the former UPC Belgium network. Boosted by the strong seasonal sales in January and the introduction of rental boxes, we achieved a net increase of 50,000 subscribers, our biggest quarterly iDTV subscriber growth since launch. We have seen stable progress in the take up of our subscription based premium and thematic offerings, including our subscription video on demand, as well as in pay per use revenue. The incremental ARPU (in addition to the basic subscription fee) generated by iDTV subscribers that have their smartcard enabled remained stable at €13.4 in the first quarter of 2007.

Subscribers to basic analog or basic digital television services reached a total of 1,735,000 compared to 1,597,000 at the end of March 2006 and 1,604,000 at the end of December 2006. The Q1 2007 total included 131,000 customers on the recently acquired UPC Belgium network, and reflects stability in this subscriber base. The increases in the basic subscription fee and copyright charges started to incrementally impact our first quarter 2007 revenue.

1.4          Telenet Solutions — Significant contract wins on the road

Our business service division continues to gain traction through its segmented approach in offering coaxial, DSL and fiber based products for voice, data and internet services. Revenue for the first quarter 2007 reached €21.4 million, up 15% on the same period of last year, and was partly attributable to new high-profiled contracts won in the second half of 2006. In an environment that is highly sensitive to price and which is characterized by demanding service requirements, we continue to pursue our strategy of offering a combination of qualities, including high levels of service, a full product portfolio and geographic coverage with a particular focus on the SME market.

2              Financial Review

2.1          Revenue

Telenet enjoys an attractively balanced revenue mix. Total revenue from continuing operations increased by 16%; to €226.8 million in Q1 2007 from €196.2 million in Q1 2006. This result was partially driven by the acquisition of UPC Belgium as of December 31, 2006, representing €9.0 million of our total revenue growth; while the organic growth of 11% was primarily driven by the strong subscriber growth in our residential broadband internet and telephony services. The growth in internet revenue was the most significant contributor, delivering approximately half of the total increase in revenue compared to the same period last year.  Almost 25% of our revenue is from basic cable, which benefits from the high and steady penetration rate of this service but has limited room to grow.

Our reported premium cable television revenue exclude revenue from sales of iDTV set top boxes either directly to new iDTV customers or to retailers and are reported within “Distributors / other”. On the other hand, revenue from set top box rentals is included within “Premium subscribers”. For the first quarter of 2007, sales of iDTV set top boxes contributed €4.5 million of revenue, compared to €6.4 million for Q1 2006. This decrease is a result of the introduction of set box rentals, which generate recurring revenue while set top boxes sold are recognized immediately.

2.2          Expenses

Total operating expenses for the first quarter of 2007 rose 11% to €176.7 million from €159.4 million a year ago. Approximately one third of this growth is attributable to the acquisition of UPC Belgium. Within total operating expenses, costs of services provided amounted up to €134.4 million, representing a year-on-year increase of 12% related to – amongst the UPC Belgium acquisition – a general rise in personnel expenses, call center capacity and operating costs reflecting the enlargement of our customer base. On the other hand, the growth in selling, general and administrative (SG&A) expenses was limited to 8%, reaching €42.3 million in Q1 2007, compared to €39.0 million in Q1 2006, reflecting the increased sales activity. As a result of a sustained focus on conscious cost control and various process improvements, costs of services provided as a percentage of total revenue decreased to 59% in Q1 2007 from 61% for Q1 2006, and SG&A expenses as a percentage of total revenue decreased to 19% from 20% over the same periods.

2.3          EBITDA and Net result

EBITDA from continuing operations increased by 20% on a year-on-year basis to €106.3 million for the first quarter of 2007, from €88.7 million for the first quarter of 2006. We recorded an EBITDA margin of 47% in Q1 2007, compared to 45% in Q1 2006. Approximately €4.8 million of total growth in EBITDA was attributable to the acquisition of UPC Belgium, implying an organic EBITDA growth rate of 15% year-on-year.

Our net income includes the impact from interest expenses, the favorable impact of changes in the fair value of our foreign currency and interest hedging instruments and deferred taxes. Our net interest expense slightly decreased to €26.1 million for the first quarter of 2007 from €26.9 million a year ago. This decrease is primarily due to the reduction in our total debt following the debt prepayments under the Senior Credit Facility and Senior Notes between January and May 2006 and the lower margins we paid on our Senior Credit Facility as a result of the decreased leverage we attained and the refinancing of our Senior Credit Facility in May 2006. These effects were substantially offset by the increased debt balance following the UPC Belgium Acquisition and the 3-month EURIBOR interest rate increase due on the Senior Credit Facility. Net foreign exchange and derivatives expense generated a gain of €2.1 million during Q1 2007 compared to a gain of €7.1 million in Q1 2006. These changes are primarily a result of fluctuations in the fair value of the forward points on the foreign exchange forward contracts and the change in the fair value of our interest rate derivatives.

Our first quarter 2007 income tax expenses amounted to €15.3 million compared to €11.8 million for the same period in the prior year. Although we have significant tax loss carry forwards, these amounts constituted deferred taxes which were recorded under goodwill at the time of the acquisition of Telenet Holding NV by Telenet Bidco in 2001. The vast majority of the reported deferred taxes did not have any cash consequences.

Including all the factors described above our net income increased by €5.7 million to €10.8 million for the first quarter of 2007 from €5.1 million for Q1 2006.

As of December 31, 2006, Telenet Group Holding and its subsidiaries had combined cumulative tax loss carry forwards of €698.9 million, which under current law do not expire and can be utilized if Telenet Group Holding and its subsidiaries generate sufficient current and future taxable income.

2.4          Cash flow and Liquidity

Net cash from operating activities increased to €94.4 million for Q1 2007 from €75.1 million for Q1 2006. This increase mainly reflects the higher operating margin achieved compared to the same period last year. We generated free cash flow (defined as cash flow from operations less cash used in investing activities) of €45.7 million in Q1 2007, compared to €26.1 million during Q1 2006.

The Company held €93.6 million of cash and cash equivalents as of March 31, 2007, as compared to €58.5 million as of December 31, 2006. On March 31, 2007, we made our first scheduled repayment of €11.0 million under Tranche A of the Senior Credit Facility.

2.5          Capital expenditures

Capital expenditures were €48.6 million for the first quarter of 2007, compared to €48.4 million for the same period last year. Included in both numbers are the capital expenditures on land and building construction related to our office extension of €7.1 million and €6.3 million respectively. On a recurring basis, a significant portion of our capital expenditure was related to subscriber growth or network growth related. The balance represented fixed capital expenditures such as network investments and replacements. As a percentage of revenue, total capital expenditures decreased to 21% in Q1 2007 from 25% for the same period last year. However, this result also reflected fluctuations in investments recorded in our network upgrade project.

2.6          UPC Belgium

Our recent acquisition, UPC Belgium, performed well during its first quarter within the Telenet group. On a stand-alone basis, revenue amounted to €9.0 million, yielding an EBITDA of €4.8 million. The table below presents selected data on UPC Belgium:

As of and for the periods ended	March 31, 2007

Financials (in € millions)

Revenue	9.0
EBITDA	4.8
Capital expenditures	1.0

RGUs (in thousands)

Television
Basic analog TV	126
Basic digital TV	5
Total basic TV	131

Total Premium TV	6

Internet	44

3              Outlook and Other information

3.1          Outlook

Having completed the first quarter of 2007, we re-affirm our full year 2007 outlook. It should be noted that our first quarter is typically a seasonally strong operational and financial quarter. In addition, our recent promotion offering discounts on iDTV set top boxes and good cross sell rates, had a significant impact on our overall performance which we believe is not necessarily representative for our future performance. Moreover, we remain aware of the intensified competitive environment and hence will continue to seek to offer our customers an attractive combination of qualitative products and high service levels at an innovative price.

Our UPC Belgium integration turns out well and we expect this unit to remain on track in terms of contribution to our overall business growth and expect to benefit from the launch of our multi-play offerings later this year. As we move forward in the integration process, we are confident that we will realize all synergy objectives set at the time of the acquisition.

In line with the estimated seasonality in our network upgrade programs, we assume capital expenditures to increase during the consecutive quarters as the majority of projects will be completed towards the end of 2007.

All items taken into consideration, we reiterate our outlook for the full year 2007:

Revenue growth:	12-15%
EBITDA margin:	> 45%
Capital expenditures(1):	€210 – 230 million

(1) excludes projected expenditure related to our headquarters building from 2006 to 2008, which will be funded by a finance lease, but includes capital expenditures supporting Digibox and Digicorder rental offering.

3.2          Dividend policy

Certain articles under Belgian company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained.  In addition, our group’s Senior Credit Facility and the indentures governing the Telenet Communications Senior Notes and Telenet Group Holding Senior Discount Notes impose significant restrictions on our ability to make dividends or other distributions.  As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

3.3          Procedures of the Independent Auditor

The statutory auditors, PricewaterhouseCoopers Reviseurs d’Entreprises SCCRL, represented by Bernard Gabriëls, have confirmed that their review procedures, which are substantially complete, have not revealed any significant matters requiring adjustment of the first quarter of 2007 condensed consolidated income statement, balance sheet, or statements of cash flows and changes in Group shareholders’ equity included in this press release.

3.4          Subsequent events

•                  Liberty Global, Inc. (LGI) nominates new members in Board of Directors

LGI has submitted a request to nominate seven additional Directors, bringing their total number of representatives to nine of the 17 members in the Board of Directors of Telenet Group Holding at the occasion of the General Shareholder Meeting on May 31, 2007. The seven newly proposed LGI Directors are: Niall Curran, Bernie Dvorak, Diederik Karsten, Manuel Kohnstamm, Gene Musselman, Ruth Pirie and Jim Ryan.

•                  Interkabel

Discussions between Telenet and Interkabel on an agreement for iDTV and video-on-demand services have diverged. These discussions have been complicated by the differences in interpretation of the precise scope of long-term cable usage rights for point-to-point services, which Interkabel contributed to capital of Telenet in 1996 in exchange for shares. Attempts at an amicable solution have failed so far. From recent statements and market indications, Telenet has learned that Interkabel and the PICs are considering to launch certain interactive (point-to-point) applications within the scope of the Cable Usage Rights transferred to Telenet under the 1996 Contribution Deed. Telenet considers this in breach of the Contribution Deed and therefore instituted legal action before the courts of Brussels to protect its rights. Telenet remains committed to working towards a constructive solution, consistent with its rights.

4              Telenet Group Holding NV – Selected EU GAAP consolidated statement of operations detail

As of and for the periods ended	March 31, 2007	March 31, 2006	Change %

RGUs (in thousands)

Homes passed - Telenet Network	1,719	1,703	1%
Homes passed - Partner Network	818	811	1%
Homes passed - Telenet Brussels Netw.	187	—

Television
Basic analog TV	1,454	1,481	-2%
Basic digital TV	281	115	143%
Total basic TV	1,735	1,597	9%

Premium TV - Telenet & TN Brussels Netw.	16	39	-59%
Premium TV - Partner Network	26	35	-24%
iDTV - Telenet Network	276	115	139%
Total Premium TV	318	189	69%

Internet
Residential Broadband Internet	777	626	24%
Business Broadband Internet	27	24	13%
Total Broadband Internet	804	650	24%

Telephony
Residential Telephony	474	375	26%
Business Telephony	8	6	28%
Total Telephony	482	381	26%

Mobile telephony (active SIM cards)	28	—

Total RGUs (excl. Mobile telephony)	3,338	2,816	19%

Churn for the three months ended

Basic cable television	5.2%	5.7%
Residential broadband internet	7.3%	8.8%
Residential telephony	8.0%	10.6%

Unique Customer Information on Telenet Network

RGUs per unique customers	1.52	1.44	6%
Total unique customers (in thousands)	1,603	1,597	0%
ARPU per unique customer (€ / month)	28.7	25.9	11%

5              Telenet Group Holding NV – Selected EU GAAP condensed consolidated statements

5.1          Selected EU GAAP consolidated statement of operations detail (unaudited)

	For the three months ended March 31,
(Euro in millions, except percentages and per share amounts)	2007	2006

Revenue Continuing Operations
Basic cable television	54.9	49.8
Premium cable television	14.0	11.0
Distributors / other	9.7	8.4
Residential broadband internet	78.5	63.9
Residential telephony	48.4	44.5
Business services	21.4	18.6
Subtotal Continuing Operations	226.8	196.2
Revenue Discontinued Operations
Residential telephony	—	2.2
Total	226.8	198.4

Expenses
Costs of services provided	(134.4)	(120.4)
Gross Profit	92.4	75.8
Selling, general and administrative costs	(42.3)	(39.0)
Operating profit	50.1	36.7
Finance costs, net	(24.0)	(19.8)
Net profit before income taxes	26.1	16.9
Income tax expense	(15.3)	(11.8)
Net income	10.8	5.1

EBITDA	106.3	88.7
EBITDA margin	47%	45%

Weighted average shares outstanding	101,309,084	100,267,730
Basic net earnings per share	0.11	0.05
Diluted net earnings per share	0.10	0.05

5.2          EU GAAP Condensed consolidated statement of operations (unaudited)

	For the three months ended March 31,
(Euro in thousands)	2007	2006

Revenue	226,816	196,185
Costs of services provided	(134,408)	(120,423)

Gross profit	92,408	75,762
Selling, general and administrative	(42,277)	(39,024)

Operating profit	50,131	36,738
Finance costs, net	(24,011)	(19,814)

Net Profit before income tax	26,120	16,924

Income tax expense	(15,304)	(11,841)

Loss from unconsolidated company	(58)	—
Net income from continuing operations	10,758	5,083

Discontinued operations
Income from discontinued operations	—	(34)

Net income	10,758	5,049

Basic earnings per share	0.11	0.05
Diluted earnings per share	0.10	0.05

5.3          EU GAAP Condensed consolidated statement of cash flows (unaudited)

	For the three months ended March 31,
(Euro in millions)	2007	2006

Cash flows provided by operating activities	94.4	75.1
Cash flows used in investing activities	(48.8)	(48.9)
Cash flows used in financing activities	(10.9)	(141.6)
Net increase (decrease) in cash and cash equivalents	34.7	(115.5)

5.4          EU GAAP Condensed consolidated balance sheets (unaudited)

(Euro in thousands)	March 31, 2007	December 31, 2006

ASSETS
Non-current Assets:
Property and equipment, net	981,792	973,379
Goodwill	1,134,394	1,148,745
Other intangible assets, net	269,404	278,813
Other assets	1,894	2,319
Total non-current assets	2,387,484	2,403,256

Current Assets:
Trade receivables, net	104,821	105,589
Other current assets	24,877	24,399
Cash and cash equivalents	93,590	58,844
Total current assets	223,288	188,832
TOTAL ASSETS	2,610,772	2,592,088

EQUITY AND LIABILITIES
Equity:
Contributed Capital	1,662,721	1,656,645
Other reserves	891,646	891,502
Hedging reserves	(3,584)	(3,599)
Retained loss	(1,812,133)	(1,822,891)
Total equity	738,650	721,657

Non-current Liabilities:
Long-term debt, less current portion	1,316,259	1,330,843
Derivative financial instruments	32,796	36,485
Unearned revenue	14,305	14,825
Other liabilities	31,455	29,708
Total non-current liabilities	1,394,815	1,411,861

Current Liabilities:
Short-term borrowings	22,852	15,659
Current portion of long-term debt	71,021	59,767
Accounts payable	176,742	180,473
Accrued expenses and other current liabilities	81,960	79,492
Unearned revenue	124,732	123,179
Total current liabilities	477,307	458,570
Total liabilities	1,872,122	1,870,431
TOTAL EQUITY AND LIABILITIES	2,610,772	2,592,088